Exhibit 99.1

FOR IMMEDIATE RELEASE

Qorvo® Announces Results of Board Refreshment Process

Appoints Richard L. Clemmer and Christopher R. Koopmans as Independent Directors

David H. Y. Ho to Retire from the Board

GREENSBORO, N.C., April 14, 2025 - Qorvo® (Nasdaq:QRVO), a leading global provider of connectivity and power solutions, today announced the appointment of Messrs. Richard L. Clemmer and Christopher R. Koopmans as new independent members of its Board of Directors, effective immediately.

Additionally, the Company announced that David H. Y. Ho, who was not standing for reelection at the Company’s 2025 Annual Meeting of Stockholders, will retire from the Board, effective immediately.

Today’s announcement is the result of an important refreshment initiative by the Board with a focus on identifying independent director candidates with deep industry and operating experience. With the appointments of Messrs. Clemmer and Koopmans, and the retirement of Mr. Ho, Qorvo’s Board will increase to nine directors, eight of whom are independent. After today’s changes, three of nine directors will have joined the Qorvo Board within the last six months.

“We are very pleased to welcome leaders of Rick’s and Chris’ caliber as the newest directors on our Board,” said Dr. Walden C. Rhines, Chairman of Qorvo’s Board of Directors. “Over the course of his successful career, Rick has a proven track record of driving significant growth, reducing operating expenses, rationalizing footprints and executing financial transformations as a public-company CEO and board member. At the same time, Chris brings a forward-thinking mindset that he has honed as a C-suite executive, with extensive experience building and scaling businesses, including expanding market reach and leading corporate transformation initiatives.”

Dr. Rhines continued, “We are confident both Rick and Chris will be valuable additions to the Board and that their respective and complementary insights will serve Qorvo and its shareholders well as we continue executing our growth and diversification strategy to expand margins, generate strong free cash flow and continue to increase value for our shareholders. These director appointments reflect our ongoing commitment to refreshing the Board with new independent directors who bring skillsets needed to oversee Qorvo’s strategic direction and follow engagement with our shareholders, including Starboard.”

Mr. Clemmer said, “Qorvo is an industry leader with significant growth opportunities ahead, and I am excited to leverage my executive leadership and Board experience to help accelerate execution of its strategy. The Company is ready for its next stage of growth, and I am pleased to have the opportunity to collaborate with the rest of the Board and Qorvo’s management team as we move forward.”

Mr. Koopmans said, “I am honored to join the Qorvo Board at an important time for the Company. Qorvo is uniquely positioned to serve the significant demand of industries relying heavily on highly differentiated solutions, including domestic compound-semiconductor manufacturing. I look forward to working with my fellow directors and the management team to help the Company be best positioned strategically to expand its market reach and increase shareholder value.”

Dr. Rhines added, “On behalf of the Board, I extend our gratitude to David for his years of service as he retires from the Board. He has been a highly engaged, trusted and valued director and we have benefitted greatly from his expertise and perspectives. We wish him all the best in the future.”

About Richard L. Clemmer

Richard Clemmer is a global leader in the semiconductor, electronics and software industries with a powerful track record of shareholder value creation. Mr. Clemmer is a Founding Partner of Socratic Partners, one of the first recent semiconductor only venture funds. He served as Chief Executive Officer and President of NXP Semiconductors N.V. where, during his eleven-year tenure, he led the company through transformative transactions and drove significant growth of its market capitalization. Prior to his tenure at NXP, Mr. Clemmer was a senior advisor to Kohlberg Kravis Roberts & Co. He also served as President and Chief Executive Officer of Agere Systems Inc. where he led a transformation strategy that tripled the company’s stock price in two years. Earlier in his career, Mr. Clemmer held a number of executive leadership positions at Texas Instruments, Inc. and Quantum Corporation, a data storage and management company. Mr. Clemmer currently serves on the Boards of Directors of HP, Inc. and Seagate Technology Holdings plc. He previously served on the boards of Aptiv PLC, NCR Corporation, NXP Semiconductors N.V., and i2 Technologies, Inc. Mr. Clemmer earned a bachelor’s degree in Industrial Management from Texas Tech University and an MBA from Southern Methodist University.

About Christopher R. Koopmans

Chris Koopmans is a seasoned executive with 25 years of experience in the technology industry and a talent for building, scaling and transforming businesses. Currently, Mr. Koopmans serves as Chief Operating Officer of Marvell Technology, a publicly-traded semiconductor company, overseeing the company’s multimarket business group and critical functions, including operations, marketing, information technology, and facilities. Over the course of his tenure at Marvell, he has held various positions of increasing responsibility, serving as Executive Vice President of Marketing and Business Operations, where he led corporate transformation initiatives, M&A integrations, and global corporate marketing, and previously heading Marvell’s Networking Business Group and Global Sales and Marketing, playing a key role in expanding the company’s market presence and driving growth. Earlier in his career, Mr. Koopmans co-founded Bytemobile Inc., a leading provider of mobile data and video optimization products, where he served as Chief Operating Officer and led the company through its acquisition by Citrix. Following the acquisition, he served as Vice President and General Manager of Service Provider Platforms at Citrix. Mr. Koopmans earned a bachelor’s degree in Computer Engineering from the University of Illinois Urbana-Champaign.

About Qorvo

Qorvo (Nasdaq:QRVO) supplies innovative semiconductor solutions that make a better world possible. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers’ most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including automotive, consumer, defense & aerospace, industrial & enterprise, infrastructure and mobile. Visit www.qorvo.com to learn how our diverse and innovative team is helping connect, protect and power our planet.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This document includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, and are not historical facts and typically are identified by terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "forecast," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations as of the date the statement is first made, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Our business is subject to numerous risks and uncertainties, including those relating to fluctuations in our operating results on a quarterly and annual basis; our substantial dependence on developing new products and achieving design wins; our dependence on several large customers for a substantial portion of our revenue; a loss of revenue if defense and aerospace contracts are canceled or delayed; our dependence on third parties; risks related to sales through distributors; risks associated with the operation of our manufacturing facilities; business disruptions; poor manufacturing yields; increased inventory risks and costs, due to timing of customers' forecasts; our inability to effectively manage or maintain relationships with chipset suppliers; our ability to continue to innovate in a very competitive industry; underutilization of manufacturing facilities; unfavorable changes in interest rates, pricing of certain precious metals, utility rates and foreign currency exchange rates; our acquisitions, divestitures and other strategic investments failing to achieve financial or strategic objectives; our ability to attract, retain and motivate key employees; warranty claims, product recalls and product liability; changes in our effective tax rate; enactment of international or domestic tax legislation, or changes in regulatory guidance; changes in the favorable tax status of certain of our subsidiaries; risks associated with social, environmental, health and safety regulations, and climate change; risks from international sales and operations; economic regulation in China; changes in government trade policies, including imposition of tariffs and export restrictions; we may not be able to generate sufficient cash to service all of our debt; restrictions imposed by the agreements governing our debt; our reliance on our intellectual property portfolio; claims of infringement of third-party intellectual property rights; security breaches, failed system upgrades or regular maintenance and other similar disruptions to our IT systems; theft, loss or misuse of personal data by or about our employees, customers or third parties; provisions in our governing documents and Delaware law may discourage takeovers and business combinations that our stockholders might consider to be in their best interests; and volatility in the price of our common stock. These and other risks and uncertainties, which are described in more detail under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 30, 2024, and Qorvo’s subsequent reports and statements that we file with the SEC, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION REGARDING PROXY SOLICITATION:

Qorvo, Inc. (the “Company”) intends to file a proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Proxy Statement” and such meeting the “2025 Annual Meeting”) and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents regarding its solicitation of proxies for the 2025 Annual Meeting.  BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY ARE FILED BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  The Company’s stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Company with the SEC without charge from the SEC’s website at www.sec.gov.  Copies of the documents filed by Company with the SEC also may be obtained, without charge, by directing a request to Qorvo, Inc., Attention: Corporate Secretary, 7628 Thorndike Road, Greensboro, North Carolina 27409; telephone (336) 664-1233, or from the Company’s website at www.qorvo.com.

Participants in the Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2025 Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for the 2024 Annual Meeting of stockholders, filed with the SEC on June 28, 2024 (the “2024 Proxy Statement”), including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Compensation Committee Interlocks and Insider Participation,” “Executive Officers,” “Proposal 2: Approval of the Compensation of Our Named Officers,” “Executive Compensation,” “Pay Versus Performance,” “Compensation of Directors,” “Equity Compensation Plan Information,” “Security Ownership of Certain Beneficial Owners and Management,” and “Related Person Transactions.”  To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the 2024 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, including: Form 4s filed by Robert A. Bruggeworth on August 6, 2024, August 12, 2024, August 14, 2024, August 16, 2024 and November 12, 2024; Form 4s filed by Grant A. Brown on August 6, 2024, August 12, 2024, August 14, 2024, August 16, 2024 and November 12, 2024; Form 4s filed by Philip J. Chesley on August 6, 2024, August 14, 2024, August 16, 2024, November 12, 2024, November 18, 2024 and December 6, 2024; Form 4s filed by Steven E. Creviston on August 6, 2024, August 12, 2024, August 14, 2024, August 16, 2024 and November 12, 2024; Form 4s filed by Paul J. Fego on August 6, 2024, August 12, 2024, August 14, 2024, August 16, 2024, August 21, 2024, September 4, 2024, and November 12, 2024; Form 4s filed by Gina B. Harrison on July 9, 2024, August 6, 2024, August 12, 2024, August 14, 2024, September 9, 2024 and November 12, 2024; Form 4s filed by Frank P. Stewart on August 6, 2024, August 12, 2024, August 14, 2024 and November 12, 2024; Form 4 filed by Judy Bruner on August 14, 2024; Form 4 filed by John R. Harding on August 14, 2024; Form 4s filed by Roderick D. Nelson on August 14, 2024 and August 28, 2024; Form 4 filed by Walden C. Rhines on August 14, 2024; Form 4 filed by Susan L. Spradley on August 14, 2024; Form 3 filed by Alan S. Lowe on November 13, 2024 and Form 4 filed by Alan S. Lowe on November 13, 2024.  Additional information can also be found in the Company’s Annual Report on Form 10-K for the year ended March 30, 2023, filed with the SEC on May 20, 2024, the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 29, 2024, September 28, 2024 and December 28, 2024, filed with the SEC on July 31, 2024, October 30, 2024 and January 29, 2025, and certain of the Company’s Current Reports on Form 8-K, filed with the SEC on August 15, 2024, November 12, 2024 and January 10, 2025.  More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC.  These documents can be obtained free of charge from the sources indicated above.

At Qorvo®
Doug DeLieto
VP, Investor Relations
336-678-7968

Matthew Sherman / Leigh Parrish / Tom Crosson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449